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                                     FORM 15
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


   Certification and Notice of Termination of Registration under Section 12(g)
                    of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports under Sections 13
                    and 15(d) of the Securities Exchange Act
                                     of 1934


                         Commission File Number: 0-27774
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                             PRISM SOLUTIONS, INC.
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             (Exact name of registrant as specified in its charter)


                 1000 HAMLIN COURT, SUNNYVALE, CALIFORNIA 94089
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)


                          COMMON STOCK, $.001 PAR VALUE
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            (Title of each class of securities covered by this Form)


                                      NONE
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]         Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)       [ ]         Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of record as of the certification or notice date: 1





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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Prism Solutions, Inc. has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                        PRISM SOLUTIONS, INC.



                                        By: /s/ Warren M. Weiss
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                                            Warren M. Weiss, President and
                                            Chief Executive Officer



Date:  April 27, 1999